UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2011

BRUKER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road Billerica, MA 01821 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

The Company has received certain anonymous communications alleging improper conduct in connection with the China operations of its Bruker Optics subsidiary.  In response, the Audit Committee of the Board of Directors initiated an investigation of those allegations, with the assistance of independent outside counsel and an independent forensic consulting firm.  The investigation is ongoing and includes a review of compliance by Bruker Optics and its employees in China with the requirements of the Foreign Corrupt Practices Act (“FCPA”) and other applicable laws and regulations.  To date, the investigation has found evidence indicating  that payments were made that improperly benefit employees or agents of government-owned enterprises in China.  The Company is in the process of voluntarily contacting the U.S. Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway.  It is the intent of the Audit Committee and the Company to cooperate with both agencies in connection with any investigation that may be conducted in this matter.

For fiscal year 2010, the China operations of Bruker Optics accounted for less than 2.5 percent of the Company’s consolidated net sales and less than 1.0 percent of its consolidated total assets.  The internal investigation being conducted by the Audit Committee is ongoing and no conclusions can be drawn at this time as to its outcome.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: August 2, 2011	By:	/s/ William J. Knight
William J. Knight
Chief Operating Officer and Interim Chief Financial Officer